Exhibit (n)(1)
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 5, 2024, with respect to the consolidated financial statements and senior securities tables of OFS Capital Corporation, incorporated herein by reference, and to the references to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the prospectus filed on Form N-2.

Chicago, Illinois
May 24, 2024